iPura® Food Safety Installation & Services Agreement

This ***iPura®*** Food Safety Installation & Services Agreement (the **"Agreement"**) is made as of 11-11, 2008, between Global Food Technologies, Inc., a corporation organized under the laws of the State of Delaware, United States of America (**"GFT"**), and Tongwei (Hainan) Aquatic Products Co., Ltd., a company organized under the laws of the People's Republic of China (**"Processor"**), with reference to the following terms and conditions:

A. GFT is the owner of the proprietary, and in some countries patented, ***iPura*** bacteria elimination and shelf life extension system, commonly known as the **"*iPura* System"**, providing a unique "clean-step" process utilizing expertise in cellular biology and combining multiple microbial interventions to deliver an environmentally friendly, low-cost method to kill pathogens in certain species of seafood. The ***iPura*** System is a component of GFT's ***iPura*** Food Safety and Quality Assurance Services Program (**"*iPura* Food Safety Program"**), representing **The Highest Standard in Food Safety™**, making food products cleaner and safer without affecting the natural taste, texture, color or nutritional value of the processed food. The ***iPura*** System also has the potential to extend the shelf life of the processed products.

B. Processor processes "**Product**" from live to packaged at "**Processor's Plant**", and then sells that Product to its customers. This Agreement describes the cooperation between GFT and Processor, whereby Processor processes Product on the "**Dedicated Lines**" described below during the sterilization phase with GFT's ***iPura*** System instead of with Processor's new ozone water sterilization system used on its other processing lines. These Products processed through the ***iPura*** System will be labeled with "***iPura***", which will be bought under a separate "**Sales Agreement**" by IFD, a wholly-owned subsidiary of Global Food Technologies, Inc., as the "**Buyer**". The Sales Agreement will be signed separately. These two agreements are executed concurrently. Under the Sales Agreement, Processor agrees to fulfill all of Buyer's orders with Processor's Seafood bearing the ***iPura*** Seal on its packaging (such Seafood being referred to as "***iPura*-labeled Seafood**"), subject to the availability of sufficient raw material supplies to fulfill Buyer's orders for ***iPura***-labeled Seafood, which shall be fulfilled on a first priority basis. The program whereby GFT agrees to install its ***iPura*** System in Processor's Plant and Buyer agrees to purchase ***iPura***-labeled Seafood from Processor is referred to as the ***iPura*** Sales Program.

C. Processor agrees to have part of the facilities at Processor's Plant to match with the ***iPura*** Sales Program, and, in pursuance thereof by this Agreement, to have GFT install and operate the ***iPura*** System on two (2) processing lines at the **Site** designated by the Processor promptly after execution of this Agreement which shall be specifically and exclusively dedicated to the ***iPura*** System (**"Dedicated Lines"**), provide the ***iPura*** Services on the Dedicated Lines at the Site and enter into a Sales Agreement with GFT concurrently with the execution of this Agreement. GFT and Processor agree upon the above.

D. The Agreement sets forth the understanding of cooperation between GFT and Processor.

In consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

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1. DEFINITIONS

As used herein, the following terms have the following meanings:

1.1 Buyer has the meaning set forth in Preamble B above.

1.2 Confidential Information has the meaning set forth in Section 8.1.

1.3 Direct Competitor means any person or entity whose primary business is food processing and/or food safety, or any person or entity controlling, controlled by or under common control with such a person or entity.

1.4 Dedicated Lines has the meaning set forth in Preamble C above.

1.5 Equipment means one or more (but not necessarily all) of the following of GFT's proprietary integrated components that may be used, as determined in GFT's sole judgment, to treat the Product and entitle Processor to affix the ***iPura*** Seal to packaging containing the Product so treated: vessels, loaders, unloaders, trays, conveyors, rinse systems, tray trucks, chillers, mix and fill systems, tray and tray truck washing systems, and other items specially manufactured, installed, operated, monitored and/or maintained by or for GFT from time to time.

1.6 FFDCA has the meaning set forth in Section 5.2(j).

1.7 FPLA has the meaning set forth in Section 5.2(k).

1.8 GFT Documents has the meaning set forth in Section 9.1(a).

1.9 GFT Indemnitees has the meaning set forth in Section 10.2.

1.10 GFT's IP has the meaning set forth in Section 7.1.

1.11 GFT Personnel means any and all employees, officers, agents, independent contractors and representatives of GFT.

1.12 GFT's Properties has the meaning set forth in Section 7.1.

1.13 Governmental Authority means any law, statute, ordinance, rule, regulation, order, writ, injunction, decree, judgment, award or other order of any foreign, federal, state or local governmental or regulatory body, department, bureau, office, administrative agency, court or authority or body.

1.14 Infringement has the meaning set forth in Section 9.4.

1.15 Innovations has the meaning set forth in Section 7.2.

1.16 ***iPura*** Food Safety Program means the ***iPura*** System and the ***iPura*** Services.

1.17 ***iPura*** Food Safety Team means those GFT Personnel consisting of a microbiologist, quality assurance manager, technician and packaging supervisor , in such shifts as GFT deems necessary or advisable to oversee the operation and maintenance of the ***iPura*** System on the Dedicated Lines at the Site.

1.18 ***iPura*-labeled Seafood** has the meaning set forth in Preamble B.

1.19 ***iPura* Seal** means the trademarked marketing materials set forth on **Exhibit A**, or such other materials as GFT shall provide to Processor from time to time.

1.20 ***iPura* Services** means the onsite services performed by GFT Personnel utilizing the ***iPura*** System, as more specifically delineated in Section 4.

1.21 ***iPura* Sales Program** has the meaning set forth in Preamble B above.

1.22 ***iPura* System** means the combination of GFT's proprietary integrated Equipment, Parts/Tools/Supplies, methods, processes and other components specially manufactured, installed, operated, monitored and/or maintained by or for GFT to treat Product which, when so treated, is eligible for packaging in packages bearing the ***iPura*** Seal.

1.23 Installation Accomplishment Date means that date when GFT gives notice to Processor that it has completed installation of the ***iPura*** System on the Dedicated Lines at the Site and the ***iPura*** Food Safety Team is prepared to accept Product for processing through the system.

1.24 Licensed Materials means the ***iPura*** Food Safety Program user manuals and handbooks, and any other documentation provided by GFT to Processor and relating to the ***iPura*** Food Safety Program.

1.25 Parts/Tools/Supplies means all parts and tools that GFT deems necessary or advisable to maintain in stock for the repair and/or maintenance of the Equipment, and all supplies that GFT deems necessary or advisable to store and use at the Site in connection with processing Product through the ***iPura*** System (e.g., antimicrobial solution, cleaning materials, uniforms, etcetera).

1.26 Processor Documents has the meaning set forth in Section 10.1(a).

1.27 Processor Indemnitees has the meaning set forth in Section 9.4.

1.28 Processor's Plant means the processing facility occupied by Processor at Tongwei (Hainan) Aquatic Products Co., Ltd., Meilang, Old City Development District, Chengmai, Hainan Province, PRC.

1.29 Product means fish and seafood products to be designated by the parties. Until such time as the parties otherwise agree in writing, the only Product is Seafood.

1.30 Production Start Date means the date when Processor begins processing Buyer's first order for ***iPura***-labeled Seafood using the ***iPura*** System on the Dedicated Lines, which date shall be not later than two (2) weeks after the date Buyer's first order for ***iPura***-labeled Seafood is submitted to and agreed upon by Processor.

1.31 Seafood means only tilapia.

1.32 Sales Agreement has the meaning set forth in Preamble B above.

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1.33 Site means the secure operating, treatment and storage areas at which (1) the ***iPura*** System will be installed and (2) the Parts/Tools/Supplies will be stored or warehoused, as appropriate, within Processor's Plant.

1.34 Term has the meaning set forth in Section 6.1.

1.35 Treated Product means Product that has been processed by Processor and through the ***iPura*** System overseen by the GFT Food Safety Team .

2. LICENSE GRANT

Subject to the terms and conditions of this Agreement, GFT hereby grants, and Processor hereby accepts, for the Term, a non-exclusive, non-transferable, worldwide license:

(a) to use the Licensed Materials solely for internal business purposes; and

(b) to use the ***iPura*** Seal solely for application to packages containing Treated Product for which the Buyer has submitted an order to Processor and Processor sells to Buyer, and to the exterior of shipping cases containing only such Treated Product.

3. INSTALLATION

3.1 Location, Timing and Responsibilities for Installation. The ***iPura*** System will be installed by or under the direction of GFT Personnel and/or contractors on the Site at Processor's Plant, subject to Processor timely performing all of its obligations set forth in Sections 5(a) and 5(b) below. Design, plans and engineering for the Equipment to be installed at the Site will start within thirty (30) days after this Agreement is executed by both parties, and installation thereof will be completed as promptly as reasonably practical thereafter, with a target date of November 18, 2008, subject to performance by Processor of all of its obligations to be performed hereunder in facilitation of such installation on a timely and cooperative basis. GFT shall give notice of the Installation Accomplishment Date to Processor. Processor agrees to fully cooperate with GFT to get the ***iPura*** System installed in Processor's Plant by the above target date, which cooperation shall include but not be limited to facilitating shipping arrangements for the Equipment to ensure that the Equipment is timely delivered to Processor's Plant.

3.2 Installation Requirements. Processor will provide GFT with the Site at two locations within Processor's Plant, one for the "rinse system" at the location previously agreed to between GFT and Processor and one for the "mix and fill system" at a location within a reasonable distance from the "rinse system"; Processor may not remove the ***iPura*** System, or move the ***iPura*** System or any part thereof from its originally installed location at the Site without GFT's advance written consent, which may be conditioned on GFT's participation in the proposed action. Processor will provide GFT Personnel continuous access to the Site.

4. OPERATION AND MAINTENANCE

4.1 Performance of Operation and Maintenance. Once installation of the ***iPura*** System on the Designated Lines is completed, the ***iPura*** System will be maintained, monitored, and operated by GFT Personnel at the Site, under the sole control of GFT Personnel and at GFT's sole cost and expense, as follows, without interference by Processor:

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(a) Operation includes supervision of the loading of the Product to be treated through the ***iPura*** System onto system trays and/or conveyors; pre-operation rinse; conducting the bacterial reduction operation (antimicrobial intervention with FDA-approved organic antimicrobial agent(s)); supervision of the unloading of the Treated Product from the system trays and/or conveyors; supervision of placing the Treated Product into individual packages and sealing the packages; and supervision of the application of the ***iPura*** Seals to qualifying packages.

(b) Maintenance includes regularly scheduled maintenance activities and provision of maintenance technicians for scheduled and unscheduled maintenance requirements. Processor shall not permit its personnel to enter the GFT treatment area unless (1) they have been trained by GFT or (2), with respect to those who have not been trained by GFT (e.g., Processor's officers, customers, guests, etc. who have a need to know) the GFT shift supervisor/GFT on-site manager gives his permission, in each case to ensure maintenance of a "low microbial" environment.

4.2 Additional GFT Responsibilities. GFT hereby undertakes the following additional responsibilities at GFT's sole direction, cost and expense, but only with respect to Dedicated Lines:

(a) establish and maintain cleanliness standards for the ***iPura*** System operating area;

(b) provide the ***iPura*** Food Safety Team;

(c) use commercially reasonable efforts to utilize bilingual personnel;

(d) train system operators and personnel assigned by Processor to perform routine labor in the ***iPura*** System processing lines or other work areas;

(e) determine the optimal product film (plastic) for packaging, ensuring that it is compatible with Processor's packaging machines;

(f) supervise Processor's packaging of all Treated Product, including the application of the ***iPura*** Seal to only those packages for which the Buyer has submitted an order to Processor and Processor sells and ships to Buyer;

(g) conduct shift product microbial inspections and sanitation microbial inspections;

(h) provide laboratory equipment and supplies as required;

(i) provide consulting on compliance with the U.S. Food and Drug Administration's Hazard Analysis and Critical Control Points food safety program, commonly known as "HACCP";

(j) provide certification guidance;

(k) provide maritime rejection, detention and regulatory intervention insurance, but only for Treated Product that is ***iPura***-labeled Seafood.

(l) provide a report to Processor on microbial levels (pre/post treatment), with microbial readings, at such intervals as GFT deems advisable;

(m) provide daily processed weight totals to Processor;

(n) provide direct and unimpeded management control over GFT Personnel; and

(o) such other responsibilities as might be agreed upon.

(p) Guarantee the affection of Ipura system is better than Processor's original Ozone water system, otherwise GFT has responsibility to indemnify Processor.

(q) Guarantee products with iPura label is compliance with standard of CIQ food export standard.

(r) After the arrival of products with iPura lable in the port of USA, if these products are refused by FDA because of iPura system sterilization method, GFT is responsible for dealing with the related issues.

(s) All the imported charges occurred by importing Ipura systems and its related material and other stuff will be responsible by GFT.

(t) Guarantee that all the machines and materials belonging to Ipura system should be in accordance with the importing law and regulations of China. If because it is illegal for being imported by Chinese customs or CIQ, the respective responsibility should be done by GFT.

(u) Guarantee that "Ipura" and its related documentation is fit for Chinese and other foreign countries law about labels.

5. SPECIFIC PROCESSOR RESPONSIBILITIES

Processor hereby undertakes the following responsibilities, at Processor's sole cost and expense:

(a) build out or reconfigure Processor's Plant layout to accommodate installation and operation of the ***iPura*** System on the Designated Lines at the Site, where (1) air temperature in the "workshop" area would be maintained at approximately 18-20 degrees Centigrade, and (2) supplied water would be the same reverse osmosis (RO) treated water used by Processor and the temperature of the water would be maintained between 18-20 degrees Centigrade;

(b) processor will assist GFT to install (1) all infrastructure and connections for utilities and other required improvements (water, electrical, waste disposal, chemical containment, etc.) from the existing government or other supply source to the Equipment in the fill and mix area of the ***iPura*** System, and (2) and other improvements required to locate and connect the Equipment in the fill and mix area to that located in the rinse system area of the ***iPura*** System;

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(c) process the Product on the Designated Lines as Processor usually does, with adequate personnel and on a schedule reasonably satisfactory to ensure processing of all of Buyer's orders on a timely basis, subject to the availability of sufficient raw material supplies to fulfill Buyer's orders for ***iPura***-labeled Seafood, which shall be fulfilled on a first priority basis;

(d) provide all personnel other than the ***iPura*** Food Safety Team necessary or desirable, in GFT's determination, to perform routine labor in the ***iPura*** System's Designated Lines or other work areas consistent with the requirements of Section 5.2(b) above;

(e) provide adequate workspace for the installation, operation and maintenance of the ***iPura*** System and GFT Personnel;

(f) provide all utilities, such as but not necessarily limited to electrical, gas, sewer and water services, and telephone and broadband Internet access, necessary to operate the ***iPura*** System;

(g) provide storage/warehousing area(s) for needed Parts/Tools/Supplies, etcetera;

(h) deliver freshly processed Product, free of antibiotics or other drugs not approved for food under any applicable Governmental Authority, such as but not limited to the United States Federal Food, Drug, and Cosmetic Act (the "**FFDCA**"), to the GFT work area (by conveyor belt or some other delivery process) in a steady flow of work to easily enable final processing through the ***iPura*** System (avoiding build-up and delivery of multiple "batches");

(i) package all Treated Product, including affixing proper labeling to the exterior of such packaging, in conformance with the descriptions and requirements set forth in each respective purchase order and all applicable Governmental Authority, such as but not limited to the United States Fair Packaging and Labeling Act (the "**FPLA**");

(j) apply the ***iPura*** Seal to all (and only) those packages containing Treated Product for which the Buyer has submitted an order to Processor and Processor intends to and in fact does sell and ship to Buyer;

(k) place the packages containing Treated Product into shipping cases immediately after the individual Product package is sealed, whenever possible;

(l) apply ***iPura*** Seals only to the exterior of shipping cases containing solely Treated Product which has been sold to and is to be shipped to Buyer or its designee;

(m) maintain the Treated Product in a reasonably chilled environment;

(n) provide laboratory workspace to GFT technicians;

(o) provide plant closure or work disruption notices to GFT at least 48 hours in advance;

(p) adhere to GFT reasonable standards when entering GFT workspaces;

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(q) provide unimpeded, safe, timely, 24-hour access to the Site and the ***iPura*** System by all GFT Personnel;

(r) provide security for the Site and GFT Personnel at the Processor's Plant;

(s) comply with all Governmental Authority and industry standards applicable to Processor's Plant, including but not limited to HACCP requirements;

(t) be solely responsible for its own debts, accounts, obligations, etcetera, without any liability of GFT; and

(u) such other responsibilities as may be agreed upon.

6. TERM

6.1 Term. The term of this Agreement shall commence when all parties have executed this Agreement and shall expire one (1) year after the Production Start Date (the **"Term"**).

6.2 Early Termination by a Party.

(a) Breach. If a party breaches this Agreement, the other party may terminate this Agreement if the breaching party shall not have fully cured the breach within thirty (30) days after the non-breaching party gives written notice to the breaching party specifying the breach.

(b) Dependency of Agreements. Processor and GFT understand and agree that GFT would not execute this Agreement unless adequate assurance was given that if Processor breaches either this Agreement or the Sales Agreement, such breach would constitute a breach under both of said agreements. Accordingly, Processor and GFT agree that any breach by Processor under this Agreement or the Sales Agreement shall constitute a breach under both of said agreements, whereupon GFT shall be entitled to pursue any one or more or all of its remedies, including the right to terminate, under any one or both of said agreements for said breach.

6.3 Effect of Termination. Upon termination of this Agreement, all rights and licenses granted to Processor and GFT under this Agreement shall immediately be terminated, and GFT, if it is not the breaching party, shall have the right and option to remove and transport the ***iPura*** System to a new location of GFT's choice anywhere in the world at Processor's sole cost and expense and with Processor's full cooperation, on a time schedule specified by GFT.

7. PROPRIETARY RIGHTS

7.1 Ownership. Except for the limited, nonexclusive license granted to Processor in Section 2 above, all right, title and interest in and to the Licensed Materials, the ***iPura*** Seal, the ***iPura*** Food Safety Program, and the ***iPura*** Sales Program, including each of their component parts (severally and collectively "**GFT's Properties**"), and all patent, copyright, trademark, trade secret and all other intellectual and industrial property rights therein and thereto (severally and collectively "**GFT's IP**") shall remain with and shall be owned exclusively by GFT and its licensors, and Processor shall have no right, title or interest therein or thereto. Processor will not claim any such right, title or interest or take any position adverse to GFT's ownership of any

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and/or all such rights, title and interests. Processor shall not have any right to assign, transfer or encumber the ***iPura*** System or Equipment or any interest therein.

7.2 Innovations. Any improvements, inventions, or innovations related to GFT's Properties and/or GFT's IP made during the Term (**"Innovations"**) shall be the exclusive property of GFT, free of royalties, notwithstanding the fact that an Innovation may have been created, initiated or suggested by Processor, including Processor's employees, officers and agents. Processor agrees to fully cooperate with GFT in any filings for protection of Innovations and Processor agrees to fully cooperate as GFT may request, including signing written assignments and waivers of interest in all such Innovations.

7.3 Markings. Processor shall not alter or remove any patent, copyright, trademark, trade secret, proprietary, and/or other notices contained on or in copies of GFT's Properties and/or GFT's IP. Processor shall reproduce all such notices on or in all copies of GFT's Properties and/or GFT's IP made by Processor.

7.4 No Reverse Engineering. Processor shall not modify GFT's Properties and/or GFT's IP. Processor shall not cause or permit disassembly or reverse engineering of the ***iPura*** System.

7.5 Reporting of Violations. Processor shall promptly report to GFT any actual or suspected violation of this Section 7 and shall take all reasonable further steps requested by GFT to prevent or remedy any such violation. Processor shall take appropriate action by instruction or agreement with its employees to satisfy its obligations under this Section 7.

8. CONFIDENTIALITY

8.1 Confidential Information. Processor may be given access to information or materials that are considered trade secret, confidential and/or proprietary to GFT, including the Licensed Materials, or any portions thereof, and other documentation, materials, or technical information related to GFT Properties and/or GFT IP (**"Confidential Information"**).

8.2 Restrictions on Use and Disclosure. Processor shall: (1) treat all Confidential Information as strictly confidential; (2) not disclose any Confidential Information to any other person or entity without the prior written consent of GFT; (3) protect the Confidential Information with at least the same degree of care and confidentiality as it affords its own confidential information, at all times exercising at least a reasonable degree of care in such protection; and (4) not use any Confidential Information for any purpose other then the implementation of this Agreement. The restrictions in this Section 8.2 shall survive for a period of five (5) years after the termination or expiration of this Agreement, except that such non-disclosure period shall be perpetual in the case of Licensed Materials or any portions thereof, and any of the Confidential Information that is a trade secret.

8.3 Return of Confidential Information. Processor shall promptly return all tangible material embodying Confidential Information (in any form and including, without limitation, all summaries, copies and excerpts of Confidential Information) upon the earlier of (1) the termination or expiration of this Agreement; or (2) GFT's written request.

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8.4 Terms of Agreement. Processor understands that GFT could suffer serious harm if the terms of this Agreement were ever to be divulged to others. Processor agrees, and represents and warrants to GFT, that Processor will not disclose any of the provisions of this Agreement to anyone except its attorney, banker, accountant and/or prospective bona-fide purchaser of its business (none of whom shall disclose it to any other person) or pursuant to court order. Any disclosure thereof by Processor or its attorney, banker, accountant and/or prospective bona-fide purchaser of its business to another person will be deemed a violation of this Section 8.4. Processor shall take all necessary precautions to ensure the safekeeping and confidentiality of this Agreement. Processor's violation of this confidentiality clause shall constitute a breach of this Agreement, terminate Processor's option to extend the term of this Agreement (if any is provided for herein), and GFT shall have the right to terminate this Agreement and/or pursue any other remedies available to GFT.

9. GFT'S REPRESENTATIONS AND WARRANTIES, LIMITATION OF LIABILITY, AND INDEMNIFICATION

9.1 Representations and Warranties. GFT makes the following representations and warranties to Processor:

(a) GFT is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. GFT has the requisite corporate authority and power to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by it pursuant to this Agreement (collectively, the "**GFT Documents**") and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other GFT Documents have been duly authorized by all corporate action of GFT. This Agreement and each of the other GFT Documents have been duly executed and delivered by GFT and each constitutes a valid and binding obligation of GFT enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) The execution, delivery and performance by GFT of this Agreement and the other GFT Documents, the fulfillment of and compliance with the terms and provisions hereof and thereof and the consummation by GFT of the transactions contemplated hereby and thereby do not and will not (with or without notice or lapse of time, or both) conflict with or result in any violation by GFT under any provisions of or result in acceleration, termination, cancellation or modification of, or constitute a default under: (x) any provision of the organizational or other governing documents of GFT; (y) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, agreement or other instrument, obligation or agreement of any kind to which GFT is a party or by which GFT may be bound or affected; or (z) any judgment, order, decree or statute, law, ordinance, rule or regulation applicable to GFT, its properties or assets; and

(c) GFT has the right to grant the license to the ***iPura*** Seal and the Licensed Materials granted herein.

9.2 Disclaimers. EXCEPT AS SET FORTH IN SECTION 9.1 ABOVE, THE LICENSED MATERIALS, THE ***iPura*** SEAL AND THE ***iPura*** FOOD SAFETY PROGRAM ARE

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PROVIDED "AS IS" AND WITHOUT WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, AND GFT DISCLAIMS ALL OTHER WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, GFT DOES NOT REPRESENT THAT THE ***iPura*** FOOD SAFETY PROGRAM WILL BE ERROR FREE.

9.3 No Incidental Damages. GFT SHALL BE LIABLE FOR ALL DIRECT GENERAL DAMAGES SUFFERED BY PROCESSOR AS A CONSEQUENCE OF ANY BREACH BY GFT OF ITS OBLIGATIONS UNDER THIS AGREEMENT, BUT IN NO EVENT SHALL GFT BE LIABLE TO PROCESSOR OR ANY THIRD PARTY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, OR INCIDENTAL DAMAGES,AS THOSE TERMS ARE COMMONLY USED IN CONTRACT LAW, OR FOR LOST PROFITS, LOST REVENUE, OR FAILURE TO REALIZE EXPECTED REVENUE OR SAVINGS, ARISING UNDER THIS AGREEMENT OR RELATING TO ALL OR ANY PART OF THE ***iPura*** FOOD SAFETY PROGRAM, THE ***iPura*** SEAL OR THE LICENSED MATERIALS, EVEN IF GFT HAS BEEN ADVISED OF OR COULD HAVE REASONABLY FORESEEN THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATIONS OF LIABILITY IN THIS AGREEMENT SHALL APPLY EVEN IF A REMEDY IS DEEMED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

9.4 Indemnification by GFT. GFT agrees to indemnify, hold harmless and defend Processor, its affiliates and their respective directors, officers, agents, employees, representatives, successors, and assigns (severally and collectively the **"Processor Indemnitees"**) from and against any and all liabilities, losses, damages, claims, suits and expenses, including without limitation reasonable attorneys' fees, of whatever kind and nature imposed upon or incurred by or asserted against the Processor Indemnitees relating to or arising out of any claim, action, investigation, proceeding or suit that alleges, in whole or in part, that the ***iPura*** Food Safety Program, or any component thereof, infringes or violates any patents, copyrights, trade secrets, licenses or other property, contract, personal or proprietary rights of any third party (an **"Infringement"**). In the event that the ***iPura*** Food Safety Program, or any component thereof, is held to constitute an Infringement, GFT shall, at its expense and in addition to any other rights or remedies available to Processor under this Agreement, at law or in equity, (1) modify the infringing item without impairing in any material respect its functionality or performance, so that it is non-infringing; (2) procure for Processor the right to continue using the infringing item; or (3) replace the infringing item with equally suitable and functionally equivalent material. Notwithstanding the foregoing, GFT shall have no liability or obligation to indemnify Processor for any claim of Infringement based upon (x) use of a superseded or altered version of the infringing item, if such Infringement would have been avoided by the use of a current, unaltered version of the infringing item that GFT has provided to Processor, and in the case of a current version of the item, has notified Processor that such new versions need to be substituted and has provided a reasonable period of time for substitution; (y) the combination, operation, or use of any of the ***iPura*** Food Safety Program components, the ***iPura*** Seal or the Licensed Materials with components, hardware, or other materials not furnished by GFT to Processor, if such Infringement would have been avoided by the proper and lawful use of the ***iPura*** Food Safety Program components, the ***iPura*** Seal or the Licensed Materials without such other components, hardware or other materials; and (z) use of any of the ***iPura*** Food Safety Program components, the ***iPura*** Seal or the Licensed Materials in a manner that violates the terms of this Agreement.

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10. PROCESSOR'S REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

10.1 Representations and Warranties. Processor makes the following representations and warranties to GFT:

(a) Processor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Processor has the requisite corporate authority and power to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by it pursuant to this Agreement (collectively, the "**Processor Documents**") and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Processor Documents have been duly authorized by all corporate action of Processor. This Agreement and each of the other Processor Documents have been duly executed and delivered by Processor and each constitutes a valid and binding obligation of Processor enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(b) The execution, delivery and performance by Processor of this Agreement and the other Processor Documents, the fulfillment of and compliance with the terms and provisions hereof and thereof and the consummation by Processor of the transactions contemplated hereby and thereby do not and will not (with or without notice or lapse of time, or both) conflict with or result in any violation by Processor under any provisions of or result in acceleration, termination, cancellation or modification of, or constitute a default under: (x) any provision of the organizational or other governing documents of Processor; (y) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, agreement or other instrument, obligation or agreement of any kind to which Processor is a party or by which Processor may be bound or affected; or (z) any judgment, order, decree or statute, law, ordinance, rule or regulation applicable to Processor, its properties or assets;

(c) Product delivered to the GFT work area will be free of antibiotics or other drugs not approved for food under any applicable Governmental Authority, such as but not limited to the FFDCA; and

(d) All Treated Product will be packaged and its packaging labeled in conformance with the descriptions and requirements set forth in each respective purchase order and all applicable Governmental Authority, such as but not limited to the FPLA.

(e) Processor's Plant will at all times during the Term comply with all applicable Governmental Authority and industry standards, including HACCP, GMP and SSOP requirements.

10.2 Indemnification by Processor. Processor agrees to indemnify, hold harmless and defend GFT, its affiliates and their respective directors, officers, agents, employees, representatives, successors, and assigns (severally and collectively the **"GFT Indemnitees"**) from and against any and all liabilities, losses, damages, claims, suits and expenses, including without limitation reasonable attorneys' fees, of whatever kind and nature imposed upon or

incurred by or asserted against the GFT Indemnitees relating to or arising out of a breach of this Agreement by Processor. Processor shall pay all costs and damages finally awarded against the GFT Indemnitees in such an action provided that GFT gives Processor prompt written notice of such claim, reasonable assistance and sole authority to defend and settle such claim. Processor shall pay GFT's reasonable expenses associated with providing such assistance.

11. MISCELLANEOUS

11.1 Independent Contractors. The relationship of GFT to Processor is that of an independent contractor, and this Agreement shall not constitute, or be deemed to constitute, either party as an employee, agent, partner or joint venturer of the other for any purpose. Neither party has the right or authority under this Agreement to assume or to create any obligation or responsibility on behalf of the other party.

11.2 Nonsolicitation. During the Term, each Renewal Term and for one (1) year thereafter, neither party will hire nor directly approach, counsel, or attempt to induce any person who is then in the employ of or an independent contractor of the other party, to leave the other party's employment or engagement, without the other party's prior written consent. This restriction shall not be deemed to prohibit the placement of advertisements addressed to the general public in newspapers or trade publications nor the hiring of an applicant in response to such advertisement.

11.3 Force Majeure. In the event of a force majeure condition, which shall mean war, riot, strike, fire, sabotage, terrorist act, flood or other natural disaster, accident, or other similar cause, or acts of any government outside the control of the affected party, including, but not limited to, the refusal to issue visas or export licenses, and provided that the impacted party provides the other with prompt written notice of such force majeure condition and resumes its performance as soon as possible, then neither party shall be responsible to the other for any failure or delay in its performance under this Agreement, other than with respect to its payment obligations. Further, the other party may terminate this Agreement or any portion that such party deems affected by the force majeure condition immediately upon written notice to the impacted party, if the force majeure condition has continued for a period of sixty (60) days or longer.

11.4 Equitable Relief. Because Processor's breach of any of its obligations set forth in Sections 7 or 8 will irreparably harm GFT and substantially diminish the value of its proprietary rights, Processor agrees that if it breaches any of its obligations under Sections 7 or 8, GFT shall, without limiting its other rights or remedies, be entitled to equitable relief (including, but not limited to, injunctive relief) to enforce Processor's obligations and to protect GFT's proprietary rights without being required to post a bond.

11.5 Governing Law; Language. This Agreement shall be construed and interpreted in accordance with the laws of the United States of America and the State of California, excluding their choice of law rules. In the event that either party brings suit arising out of or relating to this Agreement, the ***iPura*** Food Safety Program, the ***iPura*** Seal and/or to the Licensed Materials, such party shall bring such action exclusively in the courts of the State of California, in the state or federal courts of Kings County. Each party agrees to waive any defenses it would otherwise have relating to a lack of personal jurisdiction or improper venue if the other party brings suit in the courts identified above. The language of this Agreement and all related documentation shall be English and Chinese as well and the parties hereby agree that the English and Chinese version

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of this Agreement shall control for all purposes and shall be valid and enforceable. The parties acknowledge that this Agreement has been written in both English and Chinese.

11.6 UN Convention on Contracts for Sale of Goods. The parties expressly agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

11.7 Export/Import Restrictions. The parties shall comply with and shall fully cooperate with each other in complying with any and all applicable U.S. and foreign laws and regulations on exportation and importation of the ***iPura*** Food Safety Program, the ***iPura*** Seal and/or Licensed Materials and all applicable laws and regulations relating in any way to each party's performance under this Agreement including, without limitation, obtaining all necessary licenses or permits and any other government approval necessary for the import or export of the ***iPura*** Food Safety Program, the ***iPura*** Seal and/or the Licensed Materials.

11.8 Notices. All notices, requests or demands permitted or required to be sent under this Agreement shall be in writing and sent by facsimile, registered mail, overnight mail, courier service, or hand delivery. Notice, request or demand, as appropriate, shall be deemed to have been given upon the earlier of the date of actual receipt or three (3) days after the date of mailing if sent by registered or overnight mail. Unless changed upon proper notice, notices, requests and demands shall be sent to the addresses set forth below:

If to Processor:

Tongwei (Hainan) Aquatic Products Co., Ltd.
Meilang, Old City Development District,
Changami
Hainan Province, PRC
Attn: Wang Changhan, General Manager

Facsimile: 0086-898-67486338

If to GFT:

Global Food Technologies, Inc.
113 Court Street
Hanford, CA 90230
Attn: Keith Meeks, CEO

Facsimile: (559) 589-0111

11.9 Severability. In the event any provision of this Agreement is held to be illegal, invalid or unenforceable in whole or in part for any reason, such provision shall be severed from this Agreement and the remaining provisions, or portions of them, shall remain in full force and effect unless an essential purpose of this Agreement would be defeated by the loss of the illegal, invalid or unenforceable provision.

11.10 Waiver. The waiver by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

11.11 Captions; Singular and Plural; Gender. Captions are included in this Agreement only for convenience of the parties and not for purposes of interpretation of this Agreement. When required by the context of this Agreement, the singular shall include the plural and the plural the singular. Similarly, all references to the masculine, feminine or neuter also include the other genders, as the context requires.

11.12 Assignment. Neither party may assign this Agreement without the prior written consent of the other party, not to be unreasonably withheld. Any attempt to assign this Agreement

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without the other party's written consent will be void. Notwithstanding the foregoing, either party may assign this Agreement without consent to any parent, subsidiary, or affiliate of such party, or to the surviving entity resulting from any merger, acquisition, or consolidation involving such party, so long as (1) the assignee agrees in writing to be bound by the terms of the Agreement; (2) Processor, if it is the assignor, agrees to remain bound by Sections 7 and 8 of this Agreement; (3) the assignor provides thirty (30) days advance written notice of such assignment to the other party; and (4) Processor's assignee is not a Direct Competitor of GFT or any parent, subsidiary, or affiliate of GFT. Notwithstanding the foregoing, the parties understand that GFT may choose to form a wholly-owned foreign enterprise ("WOFE") to conduct its business in the People's Republic of China, and, in the event of such election, the parties agree that GFT may, without giving any advance notice thereof as otherwise required by subsection (3) above, assign and/or delegate any or all of its rights and/or responsibilities hereunder to GFT's WOFE.

11.13 Entire Agreement; Amendment. This Agreement sets forth the complete agreement between the parties with respect to the ***iPura*** Food Safety Program and supersedes all previous and contemporaneous agreements (other than the Sales Agreement, executed concurrently herewith, which is the second component of the ***iPura*** Sales Program), correspondence, discussions, understandings and representations, whether written or oral, with respect to the ***iPura*** Food Safety Program. This Agreement may not be modified, supplemented, or amended except in writing signed by an authorized representative of each party. It is expressly agreed that all terms and conditions on purchase order documents prepared or issued by Processor that are inconsistent with the provisions of this Agreement or the Sales Agreement shall be null and void.

11.14 Counterparts and Facsimile Transmission or Scanned Email Signatures. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed an original and all of which together shall constitute one and the same instrument. Facsimile or photocopied signatures on such counterparts shall be deemed the same as original signatures. Furthermore, any party's signature may be affixed to a copy of a facsimile transmission of this Agreement or a scanned copy of this Agreement emailed as an attachment, and such copy of this Agreement with such party's signature thereon may be sent by facsimile transmission or emailed to any other party, and each signature so transmitted on a copy of this Agreement by facsimile or email shall be deemed an original and bind the signing party to the terms and conditions of this Agreement.

11.15 Survival. In addition to any accrued but unpaid payment obligations existing at the time of expiration or termination of this Agreement, the following Sections and provisions shall survive expiration or termination of this Agreement: 1, 6.2(b), 6.3, 7, 8, 9.2-9.4, 10 and 11.

11.16 Parties Affected. This Agreement shall be binding upon and inure to the benefit of the parties, their representatives, and their permitted successors and assigns. The action of any officer, partner, agent or other representative of any party shall be deemed to be the action of said party.

11.17 Authority to Execute. EACH PERSON EXECUTING THIS AGREEMENT ON BEHALF OF ANY PARTY HERETO WHICH IS AN ENTITY (PARTNERSHIP, CORPORATION, TRUST, ETC.), WHETHER AS A PARTNER, OFFICER, TRUSTEE, ATTORNEY-IN-FACT, AGENT OR OTHERWISE OF SUCH ENTITY, REPRESENTS AND WARRANTS TO THE OTHER PARTY, AS AN INDUCEMENT TO THE OTHER PARTY TO EXECUTE THIS AGREEMENT, THAT: (1) SUCH PERSON OCCUPIES THE OFFICE

OR POSITION INDICATED AFTER HIS OR HER NAME, HAVING BEEN DULY ELECTED OR APPOINTED TO SUCH OFFICE OR POSITION; (2) SUCH ENTITY IS IN GOOD STANDING IN THE JURISDICTION OF ITS ORGANIZATION; (3) THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND ALL DOCUMENTS (IF ANY) REQUIRED TO BE EXECUTED IN CONNECTION WITH IT, AND THE PERFORMANCE OF SUCH ENTITY'S COVENANTS AND OBLIGATIONS UNDER THIS AGREEMENT AND SUCH DOCUMENTS, HAVE BEEN DULY AUTHORIZED BY ALL NECESSARY CORPORATE, PARTNERSHIP, TRUST OR OTHER ACTION, AS APPROPRIATE; AND (4) WHEN EXECUTED BY SUCH PERSON IN THE CAPACITY INDICATED AFTER HIS OR HER NAME, THIS AGREEMENT AND SUCH DOCUMENTS WILL BE FULLY BINDING ON SUCH ENTITY ACCORDING TO THEIR TERMS.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

GLOBAL FOOD TECHNOLOGIES, INC., a Delaware corporation

By: ______________________________
Keith Meeks, Chief Executive Officer

Tongwei (Hainan) Aquatic Products Co., Ltd., a Chinese company organized under the laws of the People's Republic of China

By: ______________________________
Wang Changhan, General Manager

EXHIBIT A

iPura Seal